Bank of South Carolina Corporation Announces Second Quarter Earnings

CHARLESTON, S.C., July 12, 2012 /PRNewswire/ -- The Bank of South Carolina Corporation, (Nasdaq: BKSC) announced earnings of $890,267 or $.20 per share, for the quarter ended June 30, 2012 – an increase of 15.92% from earnings for the second quarter ended June 30, 2011 of $768,025 or $.17 per share. Returns on average assets and average equity for the six months ended June 30, 2012 were 1.12% and 10.87%, respectively, compared with 2011 returns on average assets and average equity of .97% and 9.68%, respectively. Earnings for the six months ended June 30, 2012 increased $363,598 or 25.65% to $1,780,992 compared to $1,417,394 for the six months ended June 30, 2011.

Fleetwood S. Hassell, President of the Bank of South Carolina, stated, "We were very pleased with second quarter earnings which put us ahead of our profit plan for the year. Driving this is the outstanding contribution of our Mortgage Department. Mortgage banking income increased $304,654 to $626,301 or 94.72% from $321,647 for the six months ended June 30, 2011. Deposits increased from $267,361,846 for the six months ended June 30, 2011 to $277,430,096 or 3.77%. The deposit mix remains remarkable with 28% representing non-interest bearing deposits (our lowest deposit cost) and approximately 20% representing certificates of deposit (our highest deposit cost). Clearly, we remain one of the fortunate beneficiaries of the uncertainty that still remains in our industry. We are encouraged with the first half of the year and plan to build on our success in the second half."

The Bank of South Carolina, a De Novo Charter, which opened in 1987 at 256 Meeting Street, has offices in Summerville, Mt. Pleasant, and the West Ashley community. Our website is www.banksc.com. Bank of South Carolina Corporation currently trades its common stock on the NASDAQ stock market under the symbol "BKSC".

Bank of South Carolina
Corporation (BKSC)
Report of Earnings

	June 30,	June 30,
	2012	2011

Shares Outstanding
BKSC Common Stock	4,446,239	4,444,275

Book Value Per Share	$ 7.45	$ 6.80

Total Assets	$ 311,302,661	$ 299,120,313

3 Months Ending

Net Income	$890,267	$768,025

Basic Earnings Per Share	$.20	$.17

Diluted Earnings Per Share	$.20	$.17

Weighted Average Shares
Outstanding Basic	4,445,520	4,460,218

Weighted Average Shares
Outstanding Diluted	4,445,520	4,460,218

6 Months Ending

Net Income	$1,780,992	$1,417,394

Basic Earnings Per Share	$.40	$.32

Diluted Earnings Per Share	$.40	$.32

Weighted Average Shares
Outstanding Basic	4,445,232	4,454,969

Weighted Average Shares
Outstanding Diluted	4,445,232	4,454,969

CONTACT: Sheryl G. Sharry, +1-843-724-1500